                                                                 Exhibit 12.1

                       SERVICE CORPORATION INTERNATIONAL
                      RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)




                                                                                              YEARS ENDED DECEMBER 31,
                                                                               1993        1992        1991       1990       1989
- ------------------------------------------------------------------------------------------------------------------------------------
Pretax income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $173,492    $139,336    $108,872    $99,432   $ 84,618

Undistributed income of less than 50% owned equity investees  . . . . .          (325)       (718)       (252)      (146)        --

Minority interest in income of majority owned subsidiaries
     with fixed charges   . . . . . . . . . . . . . . . . . . . . . . .         1,938       1,798       1,752       1,334       886
Add fixed charges as adjusted (from below)  . . . . . . . . . . . . . .        78,841      68,584      59,508      52,845    42,437
                                                                             --------    --------    --------     -------  --------
                                                                             $253,946    $209,000    $169,880    $153,465  $127,941
                                                                             ========    ========    ========    ========  ========
Fixed charges:
     Interest expense:
     Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 59,631    $ 53,902    $ 42,429    $ 36,095  $ 32,514
     Financial services   . . . . . . . . . . . . . . . . . . . . . . .         7,725       5,826       9,453      10,171     3,982
     Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . . . .           705         481         701         467       445
     Amortization of debt costs . . . . . . . . . . . . . . . . . . . .           288         328         116         126       138

     1/3 of rental expense  . . . . . . . . . . . . . . . . . . . . . .        11,197       8,528       7,510       6,453     5,803
     Preferred dividends (pretax)   . . . . . . . . . . . . . . . . . .            --          --          --       5,186    10,879
                                                                             --------    --------    --------    -------   --------
Fixed charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        79,546      69,065      60,209      58,498    53,761

Fixed charges as adjusted:
     Less:   Capitalized interest   . . . . . . . . . . . . . . . . . .          (705)       (481)       (701)       (467)     (445)
             Preferred dividend (pretax)  . . . . . . . . . . . . . . .            --          --          --      (5,186)  (10,879)
                                                                             --------    --------    --------     -------  --------
     Fixed charges as adjusted  . . . . . . . . . . . . . . . . . . . .      $ 78,841    $ 68,584    $ 59,508     $52,845  $ 42,437
                                                                             --------    --------    --------     -------  --------
Ratio (earnings divided by fixed charges) . . . . . . . . . . . . . . .          3.19        3.03        2.82        2.62      2.38
                                                                             ========    ========    ========    ========  ========
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